Exhibit 10.9

GENERAL RELEASE AND SEPERATION AGREEMENT

This General Release and Separation Agreement (“Release”) is between Merchants Bank, a Vermont Chartered bank and Merchants Bancshares, Inc., a Delaware corporation (collectively referred to as “the Corporations”) and Michael R. Tuttle (“Tuttle”).  Tuttle’s employment with the Corporations has terminated effective December 31, 2015 and this Agreement is intended to effectuate Tuttle’s post-employment rights and obligations under his Employment Agreement dated January 1, 2011, including but not limited to Tuttle’s rights in paragraph no. 4(b) of that Agreement.

1.

The Corporations will tender Tuttle payments equal to $180,000 over three (3) calendar years, less applicable deductions and withholdings, in accordance with the Corporation’s normal payroll practices.  These payments shall begin as soon as administratively possible following the expiration of the revocation period described in paragraph 7.

2.

In addition the Corporations shall reimburse Tuttle towards COBRA premiums for family coverage.  At the end of the COBRA continuation period, the Corporations shall reimburse Tuttle on a monthly basis the amount incurred by Tuttle for medical insurance (family coverage) provided that the maximum monthly reimbursement shall not exceed what the Bank would have provided as medical insurance premiums for its executives with family coverage.  The reimbursement for medical insurance premiums shall be for a period of five years.

3.

In exchange for the benefits described in paragraph 1 and 2 of this Agreement, Tuttle agrees to comply with all the terms and conditions set forth herein, and to provide the instant General Release to the Corporations.

For good and valuable consideration, as set forth above between the Corporations and Tuttle, Tuttle agrees as follows:

4.

Tuttle, for Tuttle and Tuttle’s heirs, executors and administrators, releases and forever discharges the Corporations and its affiliates, and their successors and assigns, subsidiaries, parent and related companies, and all of their directors, employees, and agents (collectively referred to as the “Released Parties”) from any and all claims or causes of action whatsoever, which Tuttle ever had or has now against the Released Parties, whether they are known now or unknown, except those claims that are expressly preserved herein.

Tuttle understands and agrees that this document is a general release that releases all claims and causes of action against the Released Parties that Tuttle ever had or now has for acts or omissions up to the date of this Release including, but not limited to, those relating to Tuttle’s recruitment, employment, and the termination of Tuttle’s employment with the Corporations.  Tuttle also understands that once Tuttle signs this Release, Tuttle legally waives and releases any and all rights and claims Tuttle may have (a) under the numerous state and federal laws and regulations, as amended, including, without limitation, the Age Discrimination in Employment Act (“ADEA”) and the Vermont Fair Employment Practices Act, and any other discrimination law, (b) under any local statute or ordinance, as well as (c) under any common law claim in tort or contract; provided however that Tuttle does not waive his rights under paragraph no. 4 (b) of his Employment Agreement of January 1, 2011 and the parties incorporate paragraphs 7(a)-(g), 8, 10, 12, 13, 14, 15, 16, 17, 18, 19 and 20 of the Employment Agreement herein.  The Employment Agreement is attached hereto as Exhibit A.  Finally, Tuttle understands and agrees that, if Tuttle does file such a claim, the Corporations may be entitled to restitution, set-off or recoupment of some or all of the payments provided to Tuttle in addition to any other relief to which the Corporations may be entitled.

Excluded from this release are any claims which cannot be waived by law, including, but not limited to, the right to file a charge with or participate in an investigation conducted by certain government agencies.   However, Tuttle  understands and agrees that Tuttle is waiving the right to any monetary recovery should any agency (including, but not limited to, the Equal Employment Opportunity Commission) or third party pursue any claims on Tuttle    ’s behalf, and that the consideration paid for this Release provides Tuttle  with full relief and Tuttle  will not accept any additional relief.

5.

Tuttle agrees further that if any provision of this Release is held to be invalid or unenforceable to any extent, the remainder of this Release shall not be affected, and shall be enforced to the greatest extent permitted by law.

6.

Tuttle agrees that neither this Release nor the payment of the consideration for this Release shall be considered or construed for any purpose as an admission by the Corporations of any liability or unlawful conduct of any kind and that any such liability is expressly denied.

7.

The Corporations advise Tuttle to seek legal counsel at his own expense prior to executing this Agreement and the Release.  Tuttle has forty-five (45) days in which to consider the Agreement and the Release.  Tuttle may revoke this Agreement for a period of seven (7) days following the day on which he signs the Release.  Any revocation must be submitted in writing either in person or by electronic mail to Jacquie Dragon (e-mail JDragon@mbvt.com).   Such revocation must state “I revoke our agreement.”  This agreement will go into full force and effect upon the expiration of the revocation period so long as you have not revoked it within that time.

8.

Tuttle states and represents that Tuttle has had 45 calendar days to consider this Release, that Tuttle has carefully read this Release, knows the contents of it, has had all the time to he needs to seek legal counsel, freely and voluntarily assents to all of its terms and conditions, understands the final and binding effect of this Release, and signs it as Tuttle’s own free act with the full intent of releasing the Released Parties from all claims. Tuttle understands that Tuttle may revoke this General Release and Separation Agreement at any time within seven (7) days of signing by following the procedures contained herein.  Tuttle acknowledges that the Corporations have advised Tuttle to consult with an attorney before signing this Release.

/s/ Michael R. Tuttle
Michael R. Tuttle

STATE OF VERMONT
COUNTY OF illegible, SS.

On this 21 day of January 2016,  Name personally appeared, and he acknowledged the foregoing instrument to be his free act and deed, without duress or coercion, and that he executed it for the purposes therein contained.

Before me,

illegible

Notary Public
My Commission Expires: 2/10/19

MERCHANTS BANK

/s/ Jacquie Dragon
By: Jacquie Dragon
SVP and Director of Human Resources

Dated:

MERCHANTS BANCSHARES, INC.

By:	/s/ Geoffrey R. Hesslink
Its: President & CEO

Dated: 1/21/16